Exhibit 99.1

Signature Group Holdings, Inc. Files its Quarterly Report for Quarter Ended September 30, 2011,

Becomes Current with its SEC Filings

SHERMAN OAKS, Calif., December 29, 2011 -- Signature Group Holdings, Inc. (the "Company" or "Signature") (OTC Pink Sheets: SGGH), today announced that it has filed with the Securities and Exchange Commission (the "SEC") its quarterly report on Form 10-Q for the quarter ended September 30, 2011 (the "10-Q"). With this filing, the Company is current in its periodic reporting obligations under the Securities Exchange Act of 1934, as amended (the “Exchange Act”).

“Today’s filing marks yet another important milestone in Signature’s evolution and demonstrates our significant progress in resolving our legacy issues,” said Craig Noell, Chief Executive Officer. “Signature’s team, led by Kyle Ross, has diligently worked to bring current the Company’s SEC periodic filings under the Exchange Act. I would like to personally thank our team for their work on this project, which will allow us to continue to move the business forward. I am excited that the Company can now devote more of its resources, time and attention toward executing the business plan and achieving its growth objectives.” Noell continued, “Three material non-recurring events contributed significantly to the Company’s profitability in the third quarter. These events included: the sale of property located in Anaheim Calif., a change in value of the Company’s warrant liability, and the recognition of an income tax benefit associated with the Company’s purchase of North American Breaker Co.”

Kyle Ross, Executive Vice President and Interim Chief Financial Officer commented, “While these one-time, non-recurring items were positives in the third quarter of 2011, our primary focus is on executing our Company’s business strategy, which will help us achieve sustainable profitability in the long term. We made progress on this front during the third quarter of 2011 with our acquisition of North American Breaker Co. As we look ahead, we believe we have the right team, the right strategy and the right platform to create value for our shareholders.”

Signature expects that it will timely file its Annual Report on Form 10-K for the fiscal year ended December 31, 2011, although no assurance can be given that the Company will be able to file such report in the aforementioned timeframe. In addition, the Company has previously announced that it intends to hold an annual meeting of its shareholders in May 2012. Additional information about the Company’s plans are included in its Exchange Act reports filed with the SEC.

About Signature Group Holdings, Inc.

Signature is a financial services company focused primarily on lending to and acquiring middle market companies. Signature's lending business provides secured debt financing. The Company also makes strategic acquisitions of businesses and specialty assets. For more information about Signature, visit its corporate website at www.signaturegroupholdings.com.

Cautionary Statements

This news release may contain "forward-looking statements" within the meaning of Section 27A of the Securities Act of 1933 and Section 21E of the Securities Exchange Act of 1934, and are made pursuant to the safe harbor provisions of the Private Securities Litigation Reform Act of 1995. Such forward-looking statements are based upon current expectations and beliefs of the Company. The Company does not undertake to update or revise forward-looking statements in this news release to reflect the impact of circumstances or events that arise after the date the forward-looking statements are made, except as required under applicable securities laws. No stock exchange or regulatory authority has approved or disapproved of the information contained herein.

Source

Signature Group Holdings, Inc.

Contact

Signature Group Holdings, Inc. Investor Relations

(805) 435-1255

invrel@signaturegroupholdings.com